Exhibit 99.1

Paulson Capital Corporation Announces Two-for-One Forward Stock Split

PORTLAND, OR -- (MARKET WIRE) -- Mar 1, 2006 -- Paulson Capital Corporation ("Paulson") (Nasdaq:PLCC), parent company to Paulson Investment Company, Inc., today announced that the Board of Directors has approved a two-for-one stock split of the common stock of Paulson, to be effected in the form of a stock dividend. The stock split will be effected by issuing one additional share of common stock for each outstanding share of common stock. The record date of the forward split will be March 15, 2006 and payable on March 29, 2006. The common stock will trade on a split basis beginning at market open on March 30, 2006.

According to Chester Paulson, Chairman, CEO and President of Paulson Capital Corp, "This forward split is part of Paulson's efforts to enhance trading liquidity, broaden ownership and enhance shareholder value."

About Paulson Capital Corporation
Paulson Capital Corporation is the parent company to Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 150 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

Contact:
FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy
President and CEO
Elite Financial Communications Group
407-585-1080 or
via email at plcc@efcg.net